Filed pursuant to Rule 424(b)(3)

Registration Statement File No. 333-156397

PROSPECTUS SUPPLEMENT NO. 2

DATED SEPTEMBER 24, 2009

TO

PROSPECTUS DATED AUGUST 12, 2009, AS SUPPLEMENTED AUGUST 14, 2009

Cover-All Technologies Inc.

This Prospectus Supplement No. 2 supplements information contained in our Prospectus dated August 12, 2009 and as supplemented by the Prospectus Supplement No. 1 dated August 14, 2009 (as so supplemented, the “Prospectus”), relating to the offer and sale by the selling stockholders listed in the Prospectus of up to 9,876,584 shares of common stock of Cover-All Technologies Inc., and should be read in conjunction with the Prospectus. We will not receive any proceeds from the sale of the shares of common stock by selling stockholders.

This Prospectus Supplement No. 2 amends and restates the table of selling stockholders appearing under the caption “Selling Stockholders” in the Prospectus.

The following table sets forth certain information as of September 24, 2009 concerning the shares of common stock that may be offered from time to time by each selling stockholder identified below pursuant to this Prospectus Supplement No. 2. The information is based on information provided by or on behalf of the selling stockholders.

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BEFORE PURCHASING ANY OF THE SECURITIES COVERED BY THE PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES

COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is September 24, 2009

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Offered	Number of Shares Beneficially Owned After Offering	% of Common Stock Beneficially Owned After the Offering
Global Special Opportunities Trust PLC c/o RENN Capital Group, Inc. 8080 N. Central Expressway Suite 210, LB-59 Dallas, Texas 75206	1,526,871(1)	1,309,671(2)	217,200	*
Renaissance US Growth Investment Trust PLC c/o RENN Capital Group, Inc. 8080 N. Central Expressway Suite 210, LB-59 Dallas, Texas 75206	6,107,529(3)	5,890,329(2)	217,200	*

Mark D. Johnston	1,676,687(4)	1,588,964	87,723	*

John Roblin	1,574,119(5)	347,620	1,226,499	5.0%

Kinderhook Partners LP 1 Executive Drive, Suite 160 Fort Lee, NJ 07024-3311	850,700 (6)	640,000	210,700	*

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* Less than one percent.

(1)

Includes 50,000 shares of common stock issuable upon the exercise of outstanding warrants. Mr. Cleveland is President and Chief Executive Officer of RENN Capital Group, Inc., the investment manager of Global Special Opportunities Trust PLC (formerly known as US Special Opportunities Trust PLC and BFS US Special Opportunities Trust PLC). Mr. Cleveland has been a director of the Company since 2001. Mr. Cleveland exercises shared voting and dispositive power over such shares.

(2)	Includes 50,000 shares of common stock issuable upon the exercise of outstanding warrants.
(3)

Includes 50,000 shares of common stock issuable upon the exercise of outstanding warrants. Mr. Cleveland is President and Chief Executive Officer of RENN Capital Group, Inc., the investment manager of Renaissance US Growth Investment Trust PLC (formerly known as Renaissance US Growth & Income Trust PLC). Mr. Cleveland has been a director of the Company since 2001. Mr. Cleveland exercises shared voting and dispositive power over such shares.

(4)	Includes 25,000 shares of common stock that may be acquired pursuant to the exercise of outstanding stock options. Mr. Johnston has been a director of the Company since 1996.
(5)

Includes 572,463 shares of common stock that may be acquired pursuant to the exercise of outstanding stock options. Mr. Roblin has served as our Chief Executive Officer and a director since 1999. He also has served as our Chairman of the Board since 2001 and our President from 1999 until November 2008.

(6)

Stephen Clearman and Tushar Shah, of Kinderhook Partners LP, each exercise shared voting and disposition power over such shares. Mr. Clearman is the managing general partner of Kinderhook, and Mr. Shah is a partner of Kinderhook.